Exhibit 10.19

HEARTLAND RESOURCES INC.
Suite 302, 1620 West 8th Avenue
Vancouver, B.C., V6J 1V4
Telephone: (604) 736-5005
Facsimile: (604) 288-2442

February 28, 2007

Eternal Energy Corp.	Emerald Bay Holdings Ltd.
Suite 300, 2120 West Littleton Blvd.	11 Anglesea Street
Littleton, CO 80120	Dublin, Ireland

Attention: Mr. Brad Colby	Attention: Mr. John FitzGerald

Pebble Petroleum Inc.
Suite 1003, 409 Granville Street
Vancouver, B.C.
V6C 1T2

Attention: Mr. Edward Duncan

Gentlemen:

Re: Purchase of Shares of Pebble Petroleum Inc. (“Pebble Petroleum”)

This letter constitutes an offer by Heartland Resources Inc. (“Heartland”) to purchase all of the issued voting common shares of Pebble Petroleum Inc. (“Pebble Petroleum”) from Emerald Bay Holdings Ltd. (“Emerald”) and Eternal Energy Corp. (“Eternal Energy”), collectively referred to as the “Vendors”.

Background

A.  Heartland is an Ontario corporation with its head office located in Vancouver, BC. Heartland is engaged in the oil and gas exploration business and it shares are listed for trading on the TSX Venture Exchange (“TSX-V”) under the symbol “HRI”.

B.  Pebble Petroleum is a British Columbia corporation, all of the shares of which are owned by Emerald and Eternal Energy. Pebble Petroleum in turn owns all of the issued and outstanding shares of Rover Resources Inc. (“Rover”), a Nevada corporation. Pebble Petroleum and Rover hold the petroleum and natural gas exploration rights to approximately 150,000 gross and net acres of property in western Canada and the western United States (the “PNG Rights”). The PNG Rights are summarized in schedules which have been initialed by the parties for reference and delivered with this Agreement and are referred to as Exhibit “A” and Exhibit “B”. Those Exhibits are not being attached to this Agreement for reasons of confidentiality. The majority of the PNG Rights are held under Provincial crown leases and licenses in Canada, with a small portion held over State lands and privately owned lands in the U.S. The properties which are the subject of the PNG Rights are exploration properties with no production and no proven reserves.

C.  Pebble Petroleum acquired the PNG Rights in and to lands located in Canada (the “Canadian PNG Rights”) pursuant to an agreement dated October 15, 2006 among Pebble Petroleum, Eternal Energy, Fairway Exploration LLC (“Fairway”), a private US corporation controlled by Steven Swanson, and Prospector Oil Corp. (“POI”), a private US corporation controlled by Mr. Richard Findley. Fairway and POI identified and provided initial analysis of the potential of the prospects. Heartland acknowledges receipt of a copy of that agreement, which is referred to herein as the “Pebble Agreement”. Pursuant to the Pebble Agreement, Pebble Petroleum agreed to bid on certain PNG leases and licenses and to bid on additional licenses to be identified by Fairway within the area of mutual interest in Canada identified in the Pebble Agreement (the “Canadian PNG Rights”) which it is anticipated will total not less than 200,000 acres in area. Fairway and POI have agreed to provide consulting services to Pebble Petroleum on an as needed basis for a period of twenty four months on the terms stipulated therein. Pebble Petroleum has agreed to pay to Fairway prospectors’ fees totaling US$500,000 (which have been paid) and a fee of US$5.00 per net acre for lands which Pebble acquires within the area of mutual interest outlined in the Pebble Agreement, which fee currently totals approximately US$500,000 and is being accrued.  Pebble Petroleum has also agreed to grant Fairway a 5% gross overriding royalty (“GORR”) on the first 100,000 barrels of gross production from all acreage over which Pebble Petroleum acquires the Canadian PNG Rights and a 3% GORR on all future production thereafter. Pebble Petroleum has also agreed to grant to POI a 2% GORR on the first 100,000 barrels of gross production from all acreage over which Pebble Petroleum acquires the Canadian PNG Rights and a 1% GORR on all future production thereafter. Pursuant to Pebble Agreement, Pebble Petroleum also agreed to pay Eternal Energy a fee of CDN$882,000, which fee is being accrued and is convertible into 15% of Pebble Petroleum’s shares on a fully diluted basis after giving effect to an initial equity or convertible loan financing of CDN$5,000,000. In addition, Pebble Petroleum issued to Eternal 15 common shares of Pebble at the price of $0.01 per share, and has agreed to grant to Eternal Energy a 5% GORR on all production from each well drilled on from all acreage over which Pebble Petroleum acquires the Canadian PNG Rights. Pebble has also agreed to pay to Eternal Energy a spud fee of US$250,000 for each of the first eight wells drilled on the lands within the area of mutual interest;

D.  Rover was incorporated by Pebble to acquire the PNG Rights in and to lands located in the Untied States. Rover acquired its interests in the PNG Rights in lands located in the United States pursuant to an agreement dated October 26, 2006 among Pebble Petroleum, Rover, Eternal Energy, Fairway and POI. Fairway and POI identified and provided initial analysis of the potential of these prospects. Heartland acknowledges receipt of a copy of that agreement, which is referred to herein as the “Rover Agreement”. Pursuant to the Rover Agreement, Rover and Eternal Energy acquired certain State and privately held PNG leases and licenses identified by Fairway and POI within an area of mutual interest in the U.S. outlined in the Rover Agreement (the “US PNG Rights”). Rover’s interest is 90% and Eternal’s is 10%. Rover and Eternal Energy agreed to pay to Fairway and POI a prospector’s fee totaling US$400,000 and a fee of US$5.00 per net acre of leased acreage acquired by Rover and Eternal Energy in the area of mutual interest identified in the Rover Agreement, which fee currently totals approximately US$25,000 and is being accrued.  Rover and Eternal Energy have also agreed to grant to Fairway and POI a GORR equal to the difference between existing burdens of record at the time of acquisition of any acreage in the Prospect and twenty percent (20%), the intent being to deliver a net revenue interest of eighty percent (80%) to Rover and Eternal Energy . In no event, however, shall the GORR interest of Fairway and POI be less than one and one-half percent (1.5%). The GORR interest will be calculated on a well-by-well basis and calculated in the same manner as the landowner royalty. The payment obligations of Rover and Eternal Energy shall be borne by them as to 90% and 10% in accordance with their proportionate working interests in the lands and leases acquires pursuant to the Rover Agreement. Rover and Eternal energy have also agreed to enter into a joint venture agreement respecting such lands and leases, with Rover or its assignee to be operator.

E.  Pursuant to a loan agreement dated for reference October 16, 2007 between Pebble Petroleum and Emerald (the “Emerald Loan Agreement”), Pebble Petroleum obtained the initial financing of CDN $5,000,000 from Emerald by way of a convertible loan with interest at 10%. Emerald was issued 85 common shares of Pebble Petroleum at $0.01 per share and Eternal Energy 15 shares at the same price to reflect to their equity interests. Emerald and Eternal Energy agreed in the Pebble Agreement that all future financings would dilute their shareholdings pro-rata. Subsequently, Emerald has made additional advances totaling approximately CDN $12.2 million and been issued an additional 200 common shares, with the result that Emerald now owns 285 shares or 95% of Pebble Petroleum and Eternal Energy owns 15 shares or 5%, both on an undiluted and fully diluted basis. Pebble Petroleum now owes Emerald approximately CDN$17.2 million plus accrued interest (the “Emerald Loan”) and Eternal Energy CDN$882,000 plus accrued interest (the “Eternal Debt”).

F.  The parties acknowledge that Mr. Brad Colby is a director of both Heartland and Eternal Energy and a senior officer of both Pebble Petroleum and Eternal Energy. Mr. Colby is also a minority shareholder of Eternal Energy.

Heartland proposes to purchase all of the issued and outstanding shares of Pebble Petroleum from Emerald and Eternal Energy at their original cost, and raise sufficient funds to cause Pebble Petroleum to repay the Emerald Loan and Eternal Debt and to fund an initial drilling program. Heartland also intends to cause Pebble and Rover to fulfil their obligations under the Pebble Agreement and Rover Agreement and to exercise their rights thereunder. Accordingly, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.  Terms of Sale

1.1  Sale of Shares. The Vendors agree to sell and Heartland agrees to purchase all of the issued and outstanding common shares of Pebble Petroleum (the “Pebble Petroleum Shares”) which are held by Emerald as to 285 Pebble Petroleum Shares or 95% and Eternal Energy as to 15 Pebble Petroleum Shares or 5%. In consideration, Heartland will pay to the Vendors an amount equal to their original subscription price of $0.01 per Pebble Petroleum Share, for a total purchase price $3.00, which will be paid to Emerald as to $2.85 and to Eternal Energy as to $0.15.

1.2  Performance Shares. As additional consideration for the sale of the Pebble Petroleum Shares, Heartland shall authorize, allot and reserve for issuance to Emerald and Eternal Energy a total of 25,000,000 common shares of Heartland at a deemed price of $0.85 per share on a performance basis tied to Heartland’s oil and gas production (the "Heartland Performance Shares"). If, at any time during the 5 year period following closing of this Agreement, there are 30 consecutive days in which the average gross production of crude oil (or natural gas equivalents) from the lands in respect of which Pebble Petroleum and Rover currently hold the PNG Rights and any PNG Rights subsequently acquired pursuant to the Pebble Agreement and the Rover Agreement equals or exceeds 1,000 barrels per day, Heartland will issue a total 5,000,000 Heartland Performance Shares to Emerald and to Eternal Energy. An additional 5,000,000 Heartland Performance Shares will be issued for each incremental 1,000 barrels of average daily production for 30 consecutive days, such that if Heartland achieves an average of 5,000 barrels per day of crude oil (or natural gas equivalents) production for not less than 30 consecutive days within the 5 year period, the entire 25,000,000 Heartland Performance Shares will issued. Heartland’s obligation to issue the Heartland Performance Shares will expire at the end of the five year period. The Heartland Performance Shares will be issued to Emerald and to Eternal Energy in proportion to their shareholdings and convertible debt positions in Pebble Petroleum, being 95% to Emerald and 5% to Eternal Energy.

1.3  Repayment of Debts. On closing of Heartland’s purchase of the Pebble Petroleum Shares from the Vendors, Heartland will provide sufficient funding to Pebble Petroleum to enable it to repay the Emerald Loan and the Eternal Debt and will cause Pebble Petroleum to repay same.

1.4  TSX-V Acceptance. The Parties acknowledge that the transactions contemplated hereby shall be subject to the acceptance of the TSX-V and all other regulatory authorities having jurisdiction. Without limiting the generality of the foregoing, the Parties acknowledge that the number and deemed price of the Heartland Performance Shares which may be issued to the Vendors is subject to TSX-V approval. Heartland agrees that promptly upon execution of this Agreement, it shall make application to the TSX-V and use its reasonable efforts to obtain such approval as soon as reasonably practicable. The other Parties agree to cooperate with Heartland and provide all such information and documentation as the TSXV may reasonably request in support of Heartland's application for approval.

1.5  Securities Laws. The Vendors acknowledge that if the Heartland Performance Shares are earned out, Heartland intends to issue the Heartland Performance Shares to the Vendors in reliance upon exemptions from the registration and prospectus requirements of applicable securities laws and regulations, and that accordingly the Heartland Performance Shares will be issued subject to such trading restrictions, escrow arrangements and hold periods as may be imposed under applicable securities laws and regulations.

2.	Representations and Warranties of Vendors and Pebble Petroleum

2.1	Emerald. Emerald represents and warrants to Heartland that:

(a)
Emerald is the registered and beneficial owner of 285 Pebble Petroleum Shares and has full right, power and authority to sell, transfer and assign its Pebble Petroleum Shares to Heartland as contemplated by this Agreement, subject only to approval of Pebble Petroleum's board of directors;

(b)
it holds the Emerald Loan and has not conveyed, transferred, assigned or granted security over it, and the Emerald Loan Agreement is in full force and effect and Pebble Petroleum is not in default thereunder;

(c)
Emerald is duly incorporated and in good standing under the laws of its jurisdiction of incorporation and has full right, power and authority to execute and deliver this Agreement and complete the transactions contemplated hereby, and all necessary corporate action has been taken by Emerald to complete the transactions contemplated hereby;

(d)	to Emerald’s knowledge, Pebble Petroleum and Rover have good and marketable title to the respective PNG Rights held by them;

(e)
there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including any appeal or application for review, in progress or, to the knowledge of Emerald, pending or threatened against it , or relating to or affecting any of properties, assets or its business including without limitation the Emerald Loan and its Pebble Petroleum Shares;

(f)
there is not presently outstanding against Emerald or, to its knowledge, Pebble Petroleum or Rover, any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator; and

(g)
this Agreement has been duly executed by Emerald and constitutes a legal, valid and binding obligation of Emerald enforceable against it in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

2.2	Eternal Energy. Eternal Energy represents and warrants to Heartland that:

(a)
Eternal Energy is the registered and beneficial owner of 15 Pebble Petroleum Shares and has full right, power and authority to sell, transfer and assign its Pebble Petroleum Shares to Heartland as contemplated by this agreement subject only to approval of Pebble Petroleum's board of directors;

(b)	it holds the Eternal Debt and has not conveyed, transferred, assigned or granted security over it, and Pebble Petroleum is not in default with respect to payment of the Eternal Debt,

(c)
Eternal Energy is duly incorporated and in good standing under the laws of its jurisdiction of incorporation and has full right, power and authority to execute and deliver this Agreement and complete the transactions contemplated hereby, and all necessary corporate action has been taken by Eternal Energy to complete the transactions contemplated hereby;

(d)	to Eternal Energy’s knowledge, Pebble Petroleum and Rover have good and marketable title to the respective PNG Rights held by them;

(e)
there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including any appeal or application for review, in progress or, to the knowledge of Eternal Energy, pending or threatened against it , or relating to or affecting any of properties, assets or its business including without limitation the Eternal Debt and its Pebble Petroleum Shares;

(f)
there is not presently outstanding against Eternal Energy or, to its knowledge, Pebble Petroleum or Rover, any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator; and

(g)
this Agreement has been duly executed by Eternal Energy and constitutes a legal, valid and binding obligation of Eternal Energy enforceable against it in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

2.3	Pebble Petroleum. Pebble Petroleum represents and warrants to Heartland that:

(a)
It is duly incorporated and validly existing under the laws of British Columbia and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted by it and has full right, power and authority to execute and deliver this Agreement and complete the transactions contemplated hereby, and all necessary corporate action has been taken by Pebble Petroleum to complete the transactions contemplated hereby;

(b)
its authorized capital consists of an unlimited number of common shares without par value, of which 300 common shares are issued and outstanding as fully paid and non-assessable shares (being the Pebble Petroleum Shares); 285 of the Pebble Petroleum Shares are registered in the name of Emerald and 15 of the Pebble Petroleum Shares are registered in the name of Eternal Energy;

(c)
Rover is duly incorporated and validly existing under the laws of the State of Nevada and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted by it;

(d)
the authorized capital of Rover consists of 100,000,000 common shares with a par value of $0.001 per share of which one common share is issued and outstanding as fully paid and non-assessable and is legally and beneficially owned by Pebble Petroleum free of any liens, charges and encumbrances;

(e)
no person, firm or corporation has any option or agreement, present or future, contingent or otherwise, to require either Pebble Petroleum or Rover to allot or issue any further shares in its capital or any other securities convertible or exchangeable into any shares in its capital, or convert or exchange any security into or for any shares in its capital;

(f)
Pebble Petroleum and Rover have good and marketable title to all of their assets, properties, interests in properties, real and personal including the PNG Rights, free and clear of all encumbrances except as disclosed in Exhibit “A”, Exhibit “B”, the Pebble Agreement and the Rover Agreement; and Pebble Petroleum and Rover are in full compliance with their obligations under the leases, licenses and agreements pursuant to which they were granted the PNG Rights and such leases, licenses and agreements are in full force and effect;

(g)	the Pebble Agreement and the Rover Agreement are in good standing and no party is in default thereunder;

(h)
neither Pebble Petroleum nor Rover is a party to or bound by any agreement of guarantee, indemnification or any other like commitments in respect of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person other than Pebble Petroleum's guarantee of the obligations of Rover under the Rover Agreement;

(i)
there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including any appeal or application for review, in progress, to its knowledge, pending or threatened against, or relating to it or affecting any of its properties or assets or its business;

(j)	there is not presently outstanding against it any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator; and

(k)
this Agreement has been duly executed by Pebble Petroleum and constitutes a legal, valid and binding obligation of Pebble Petroleum enforceable against it in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

2.4 Reliance. The Vendors and Pebble Petroleum acknowledge and agree that Heartland has entered into this Agreement in reliance on the warranties and representations of the Vendors and Pebble Petroleum and other terms and conditions of this Agreement.

2.5 Survival. The representations, warranties and covenants of the Vendors and Pebble Petroleum contained in this Agreement and in any document or certificate given pursuant hereto will survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the Purchaser, will continue in full force and effect for the benefit of the Purchaser, provided that no claim based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty of the Vendors or Pebble Petroleum contained herein may be made or brought by Heartland after the expiration of twelve months from the Closing unless Heartland has given written notice to the Vendors and Pebble Petroleum of particulars of the basis of such claim within such period.

3	Representations and Warranties of Heartland

3.1  Representations. Heartland represents and warrants to the Vendors that:

(a)
Heartland is duly organized and validly existing under the laws of the Province of Ontario and is in good standing with respect to its filings required by the Ontario Business Corporations Act (Ontario) and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted; and it has all necessary corporate power, authority and capacity to enter into this Agreement;

(b)	its common shares are listed for trading on the TSX-V under the trading symbol “HRI”, it is in good standing with the TSX-V and is current in all of its filings with and payments to the TSX-V;

(c)
with the exception of the approval of the TSX-V, no authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or court, and no registration, declaration or filing by it with any such governmental authority, regulatory body or court is required in order for it to incur the obligations expressed to be incurred by it pursuant to this Agreement,

i.	for it to execute and deliver all of the documents and instruments to be delivered by it pursuant to this Agreement;

ii.	for it to duly perform and observe the terms and provisions of this Agreement; or

iii.	to render this Agreement legal, valid, binding and enforceable in accordance with its terms.

(d)
its financial statements filed on SEDAR accurately reflect its financial position as at their respective dates, and since the date of its last financial statements filed on SEDAR (i) no material adverse changes in its financial position have taken place, (ii) it has not incurred any liabilities (contingent or otherwise) other than liabilities incurred in the ordinary course of business consistent with past practice and liabilities not required to be reflected in its financial statements pursuant to Canadian generally accepted accounting principles or otherwise required to be disclosed on SEDAR;

(e)
it has not received notice (written or oral) from the TSX-V or any other securities regulatory agency having jurisdiction over it to the effect that it is not in compliance with the listing or maintenance requirements of such exchange; and

(f)	the Heartland Performance Shares will, if, as and when issued to Emerald and Eternal Energy, be issued as fully paid and non-assessable common shares.

3.2  Reliance. Heartland acknowledges and agrees that the Vendors have entered into this Agreement in reliance on Heartland’s warranties and representations and other terms and conditions of this Agreement

3.3  Survival. The representations, warranties and covenants of Heartland contained in this Agreement or in any document or certificate given pursuant hereto will survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the Vendors, will continue in full force and effect for the benefit of the Vendors, provided that no claim based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty of the Purchaser contained herein may be made or brought by the Vendors after the expiration of twelve months from the Closing unless the Vendors have given written notice to the Purchaser of particulars of the basis of such claim within such period.

4.  Closing
4.1  Closing Time and Location. The closing of the transactions contemplated hereby (the “Closing”) will take place on June 15, 2007 at 10:00 a.m. Pacific Time (the “Closing Date”) at the offices of Heartland in Vancouver, B.C. or such other date, time and place as is agreed upon in writing by the parties, subject to satisfaction or waiver of all of the conditions precedent to Closing set forth herein.

4.2  Deliveries. On Closing, each party shall execute and deliver such documents as any other party may require, acting reasonably, to give effect to the terms and intention of this Agreement and in a manner consistent with transactions of like nature. The parties agree to co-operate to prepare a closing agenda and a complete list of documents required to be delivered closing promptly following execution of this Agreement.

5.	Conditions Precedent to Performance by Heartland of its Obligations under this Agreement

5.1  Conditions. The obligation of Heartland to complete the transactions contemplated by this Agreement at the Closing will be subject to the satisfaction of, or compliance with, each of the following conditions precedent:

(a)
Truth and Accuracy of Representations of the Sellers and CHI at Closing. The representations and warranties of the Vendors and Pebble Petroleum made in part 2 shall be true and correct in all material respects at and as of the Closing as though then made;

(b)	Performance of Obligations The Vendors and Pebble Petroleum shall have performed and complied in all material respects with all the obligations to be performed and complied with by them hereunder;

(c)
No Injunction. No injunction or restraining order of any Court or administrative tribunal of competent jurisdiction shall be in effect prohibiting the transactions contemplated hereby and no action or proceeding shall have been instituted or shall be pending before any Court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated hereby;

(d)
Absence of Change of Conditions No event shall have occurred or condition or state of facts of any character shall have arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) been introduced which might reasonably be expected to have a materially adverse effect upon the assets and business of Pebble Petroleum or Rover;

(e)	Financing. Heartland shall have completed a financing on terms and conditions satisfactory to it in its discretion resulting in gross proceeds of not less than CDN$40,000,000; and

(f)	TSX-V Approval. The TSX-V shall have approved the transactions contemplated hereby including Heartland's proposed financing referred to above.

5.2  Right of Waiver. The conditions set forth in Section 5.1 are for the exclusive benefit of Heartland and may be waived by Heartland in writing in whole or in part on or before the Closing by notice in writing to the Vendors and Pebble Petroleum.

5.3  Merger of Conditions. The conditions set out in Section 5.1 shall be conclusively deemed to have been satisfied, waived or released on Closing except as otherwise agreed in writing by the parties at the time of Closing.

6.	Conditions Precedent to Performance by Vendors and Pebble Petroleum of their Obligations under this Agreement

6.1  Conditions. The obligations of the Vendors and Pebble Petroleum to complete the transactions contemplated by this Agreement at the Closing will be subject to the satisfaction of, or compliance with, each of the following conditions precedent:

(a)
Truth and Accuracy of Representations of Heartland at Closing. The representations and warranties of Heartland made in part 3 shall be true and correct in all material respects at and as of the Closing as though then made;

(b)	Performance of Obligations Heartland shall have performed and complied in all material respects with all of the obligations to be performed and complied with by it hereunder;

(c)
No Injunction. No injunction or restraining order of any Court or administrative tribunal of competent jurisdiction shall be in effect prohibiting the transactions contemplated hereby and no action or proceeding shall have been instituted or shall be pending before any Court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated hereby;

(d)
Absence of Change of Conditions No event shall have occurred or condition or state of facts of any character shall have arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) been introduced which might reasonably be expected to have a materially adverse effect upon the assets and business of Heartland;

(e)	Financing. Heartland shall have completed a financing on terms and conditions satisfactory to it in its discretion resulting in gross proceeds of not less that CDN$40,000,000;

(f)	TSX-V Approval. The TSX-V shall have approved the transactions contemplated hereby including Heartland's proposed financing referred to above

6.2  Right of Waiver. The conditions set forth in Section 6.1 are for the exclusive benefit of Heartland and may be waived by Heartland in writing in whole or in part on or before the Closing by notice in writing to the Vendors and Pebble Petroleum.

6.3  Merger of Conditions. The conditions set out in Section 6.1 shall be conclusively deemed to have been satisfied, waived or released on Closing except as otherwise agreed in writing by the parties at the time of Closing.

7. General Provisions

(a)
Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, facsimile or mailed postage prepaid addressed as follows:

To the Vendors:

Eternal Energy Corp.
Suite 300, 2120 West Littleton Blvd.
Littleton, CO 80120

Facsimile: 303.385.1230

Emerald Bay Holdings Ltd.
11 Anglesea Street
Dublin, Ireland

Facsimile: 011-021-431-0273

To Heartland:

Heartland Resources Inc.
Suite 302, 1620 West 8th Avenue
Vancouver, B.C. V6J 1V4

Facsimile: (604) 288-2442

To Pebble Petroleum:

Pebble Petroleum Inc.
Suite 1003, 409 Granville Street
Vancouver, B.C.
V6C 1T2

Facsimile: (604) 681-4760

Any party may change its address for service by notice in writing to the other parties.

(b)	Time of Essence. Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

(c)
Assignment. This Agreement is not assignable by any party without the prior written consent of the other parties. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(d)
Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

(e)
Further Assurances. Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

(f)
Governing Laws. This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and all disputes arising under this Agreement shall be referred to the Courts of the Province of British Columbia. The parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia with respect to any legal proceedings arising herefrom.

(g)	Amendments. No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

(h)	Independent Legal Advice. Each party acknowledges that it had been advised to obtain independent legal advice with respect to this Agreement and that it has had the opportunity to do so.

(i)
Execution and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement. This Agreement may be delivered by hand, courier, fax or scanned email.

Please indicate your agreement to the foregoing by executing this letter in the space provided below and returning it to us in the manner stipulated above.

Yours truly,
HEARTLAND RESOURCES INC.

Per: /s/ GERALD J. SHIELDS
Gerald J. Shields,
President

The terms and conditions of this agreement are hereby accepted and agreed to as of the date first above written.

PEBBLE PETROLEUM INC.	EMERALD BAY HOLDINGS LTD.

Per: /s/ EDWARD DUNCAN	Per: /s/ JOHN FITZGERALD
Edward Duncan, Director	John FitzGerald

ETERNAL ENERGY CORP.

Per: /s/ BRAD COLBY
Brad Colby, President